Eagle Bulk Shipping Inc. Announces Transfer of Listing to the New York Stock Exchange

STAMFORD, Conn., Dec. 19, 2022 (GLOBE NEWSWIRE) -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle”, or the “Company”), one of the world’s largest owner-operators within the midsize drybulk segment, today announced that it will transfer the listing of its shares from the Nasdaq Global Select Market (“Nasdaq”) to the New York Stock Exchange (“NYSE”). Eagle expects to commence trading as a NYSE-listed company at market open on January 4, 2023 under its existing ticker symbol, “EGLE”. The Company’s shares will continue to trade on the Nasdaq until the market close on January 3, 2023.

Eagle's CEO Gary Vogel commented, “We are truly excited to join the New York Stock Exchange and have our shares trade alongside some of the world’s most respected companies, including the majority of our U.S.-listed peers within the maritime/shipping space. We believe listing on the NYSE will further improve our trading liquidity and overall standing within the financial markets, enhancing value for our shareholders.”

“We’re thrilled to welcome Eagle Bulk to the NYSE, the world’s premier listing venue for maritime companies,” said John Tuttle, Vice Chair, NYSE Group.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a US-based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile midsize drybulk vessel segment and owns one of the largest fleets of Supramax / Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Investor and Media Contact
investor@eagleships.com
+1 203 276 8100

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the Securities and Exchange Commission.

Source: Eagle Bulk Shipping Inc